Exhibit 99.1
RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT
As an inducement for Holder to enter into employment with AdaptHealth Corp. (the “Company”), and in reliance on Nasdaq Listing Rule 5635(c), the Company hereby grants to Holder the number of Restricted Stock Units set forth below, each Restricted Stock Unit being a notional unit representing the right to receive one share of Stock (the “Restricted Stock Units”). The Restricted Stock Units are not intended to be an award made pursuant to any stock incentive plan, including the Company’s Amended and Restated 2019 Stock Incentive Plan (as may be amended, restated or otherwise modified from time to time, the “Plan”). Notwithstanding the foregoing, the Restricted Stock Units shall be construed as if they had been granted under the Plan in accordance with and consistent with, and subject to, the provisions of the Plan, a copy of which has been made available to Holder, and the terms of which are incorporated into this Restricted Stock Unit Grant Notice and Agreement (this “Award Agreement”). Holder agrees to be bound by the terms and conditions of this Award Agreement and the Plan and any future amendments to the Plan which do not materially impair Holder’s rights hereunder. To the extent that any provisions herein (or portion thereof) conflicts with any provision of the Plan, the Award Agreement shall prevail and control. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan. The grant of Restricted Stock Units hereunder is in full satisfaction of the Company’s obligations pursuant to Section 4(c) of that certain Employment Agreement by and between Holder and the Company, dated as of April 10, 2024 (the “Employment Agreement”).

Holder:	Suzanne Foster
Date of Grant:	May 20, 2024
Number of Make-Whole RSUs:	93,771
Number of Time Vested RSUs:	229,740
Number of Performance Vested RSUs (at target):	229,740
Vesting Schedule:
Make-Whole
Inducement RSUs:    Provided that Holder has not undergone a Termination prior to the applicable vesting date, the Make-Whole RSUs will vest in substantially equal installments on each of the first two (2) anniversaries of the Date of Grant.
Time Vested RSUs:     Provided that Holder has not undergone a Termination prior to the applicable vesting date, the Time Vested RSUs will vest in substantially equal installments on each of the first three (3) anniversaries of the Date of Grant.
Performance Vested
RSUs:    Except as provided below in connection with a Change in Control, and provided that Holder has not undergone a Termination prior to the applicable vesting date, the Earned Percentage of the Performance Vested RSUs will vest sixty (60) days after the completion of the Performance Period. Notwithstanding the foregoing, the Performance Vested RSUs will not vest unless and until the Committee has certified that the vesting criteria, and to what extent, has been achieved (the “Certification”). In the event that the Certification of the extent to which the vesting criteria for the Performance Period has been achieved is completed after the sixtieth (60th) day after the completion of the Performance Period, the vesting date of the Performance Vested RSUs will be delayed until the date of the Certification, provided, that any new vesting date will be in the same fiscal year as the sixtieth (60th) day after the completion of the Performance Period.
In the event of a Change in Control during the Performance Period, except as provided otherwise in this Award Agreement, provided that Holder has not undergone a Termination prior to such Change in Control, (x) if the Performance Vested RSUs granted hereunder are assumed or substituted pursuant to Section 10(b)(1) of the Plan or replaced pursuant to Section 10(b)(5) of the Plan, the Earned Percentage of the Performance Vested RSUs will vest on the third (3rd) anniversary of the Date of Grant, provided that Holder has not undergone a Termination prior to such date, or (y) if the Performance Vested RSUs granted hereunder are neither assumed nor substituted pursuant to Section 10(b)(1) of the Plan nor replaced pursuant to Section 10(b)(5) of the Plan, the Earned Percentage of the Performance Vested RSUs will vest immediately prior to, and contingent upon, the consummation of, the Change in Control.
For the avoidance of doubt, any Performance Vested RSUs that have not vested as of the applicable vesting date of such Performance Vested RSUs shall automatically be forfeited for no consideration as of such date.
Treatment Upon a
Qualifying Termination
Outside of CIC Window:     Notwithstanding the foregoing or anything in the Plan to the contrary, upon Holder’s Termination by the Company without Cause (other than due to death or Disability) or by Holder for Good Reason (either such Termination, a “Qualifying Termination”) prior to or following the end of the CIC Window, subject to Holder’s timely execution of the Release of Claims (as defined in the Employment Agreement) in accordance with Section 8(g) of the Employment Agreement, all then-outstanding and then-unvested Restricted Stock Units (including any Restricted Stock Units granted hereunder that are assumed or substituted pursuant to Section 10(b)(1) of the Plan or replaced pursuant to Section 10(b)(5) of the Plan in connection with a Change in Control) will remain outstanding and eligible to vest on their regularly scheduled vesting dates during Severance Term, without regard to any continued employment vesting condition, and to the extent applicable, the Performance Vested RSUs will remain subject to the performance-vesting conditions set forth herein.
Treatment Upon a
Qualifying Termination
During CIC Window
or a Termination Due
to Death or Disability:     Notwithstanding the foregoing or anything in the Plan to the contrary, upon (i) a Qualifying Termination during the CIC Window, to the extent that the Restricted Stock Units granted hereunder are assumed or substituted pursuant to Section 10(b)(1) of the Plan or replaced pursuant to Section 10(b)(5) of the Plan, or (ii) a Termination due to Holder’s death or Disability at any time, in either case subject to Holder’s (or her estate’s) timely execution of the Release of Claims, all of then-outstanding and then-unvested Restricted Stock Units will vest as of the date of such Termination, with any Performance Vested RSUs vesting based on the total number of Performance Vested RSUs granted hereunder multiplied by the Earned Percentage (determined assuming the Performance Period ends on the date of such Termination or, if not determinable, at target level of performance).
Definitions:     For purposes of this Award Agreement:
“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share, and (ii) the cumulative number of shares of a company’s common stock purchasable with dividends declared on such company’s common stock to that point during the Performance Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.
“Cause” has the meaning set forth in the Employment Agreement.
“CIC Window” means the period between the date on which a Change in Control is consummated and the 24-month period thereafter.
“Closing Average Period” means the twenty (20)-trading days immediately preceding (and, if applicable, including) the last date of the Performance Period.
“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period; provided, however, that if the Performance Period ends prior to the third (3rd) anniversary of the Date of Grant as a result of a Change in Control, the Closing Average Share Value with respect to the Company shall be the implied price per Share in connection with such Change in Control, as determined by the Committee.
“Common stock” means, with respect to a Peer Company’s “common stock,” the series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange.
“Disability” has the meaning set forth in the Employment Agreement.

“Earned Percentage” means the percentage determined according to the following table (subject to linear interpolation):

Company TSR Relative to the TSRs of the Peer Companies for the Performance Period	Earned Percentage
Below 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
75th Percentile or Higher	200%
“Good Reason” has the meaning set forth in the Employment Agreement.
“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.
“Opening Average Period” means the 20-trading days following the Date of Grant, with the first trading day equal to the Date of Grant.
“Peer Companies” means the following companies:

Owens & Minor, Inc.	Select Medical Holdings Corporation	Patterson Companies, Inc.
Encompass Health Corporation	Option Care Health, Inc.	AMN Healthcare Services, Inc.
DENTSPLY SIRONA Inc.	The Ensign Group, Inc.	ModivCare Inc.
Chemed Corporation	Pediatrix Medical Group, Inc.	Alignment Healthcare, Inc.
RadNet, Inc.	Agiliti Health, Inc.	Embecta Corporation
Addus HomeCare Corporation
provided, however, that the “Peer Companies” will be updated by the Committee in its discretion in accordance with the following guidelines:
i.In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.
ii.In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.
iii.In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.
iv.In the event of a bankruptcy of a Peer Company, as long as the Peer Company is still trading on a market where an independent price can be determined (i.e., an over-the-counter market), its TSR will continue to be calculated based on reported trading prices. Once the share price can no longer be determined, such Peer Company’s TSR will be locked in for the active performance cycle, based on the last known trading price (i.e., the potential for a TSR of -100%). If the company subsequently resumes trading on a recapitalized basis (completely new equity infusion), it will not be added back to the peer group for active performance cycles.
v.In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading. The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.
“Percentile Rank” means the percentile rank of the Company’s TSR among Peer Companies calculated using the equation below, where (i) PEX and TSREX equal the Company’s percentile rank and TSR, respectively; (ii) Pabove and TSRabove equal the percentile rank and TSR, respectively, for the Peer Company that ranks immediately above the Company; and (iii) Pbelow and TSRbelow equal the percentile rank and TSR, respectively, for the Peer Company that ranks immediately below the Company.
If the Company’s TSR is greater than the highest TSR of a Peer Company, its TSR will be positioned at the 100th percentile. Similarly, if Company’s TSR is less than the lowest TSR of a Peer Company, its TSR will positioned at the 0th percentile.
“Performance Period” means the period commencing on the Date of Grant and ending on the earlier to occur of (i) the third (3rd) anniversary of the Date of Grant, and (ii) the closing date of a Change in Control.
“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Peer Companies (not including the Company) from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of each of the Peer Companies will be calculated using the equation below, where (i) “P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding; (ii) “N” represents the number of Peer Companies as of the last day of the Performance Period; and (iii) “R” represents the Peer Company’s ranking among the Peer Companies:

P =	N – R
N – 1
“Severance Term” has the meaning set forth in the Employment Agreement.
“Share Value” means, with respect to a given trading day, the volume weighted average closing price of a company’s common stock multiplied by the Accumulated Shares for such trading day.
“TSR” means, the total share return for the Company and each of the Peer Companies, such company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.
Settlement:     Upon vesting of a Restricted Stock Unit, the Company shall settle each Restricted Stock Unit by delivering to Holder one share of Stock for each Restricted Stock Unit that vested as soon as practicable (but not more than thirty (30) days) following each vesting date (the “Original Issuance Date”). The shares of Stock issued in respect of the Restricted Stock Units may be evidenced in such manner as the Committee shall determine. Notwithstanding the foregoing, if the Original Issuance Date does not occur (i) during an “open window period” applicable to Holder, (ii) on a date when Holder is permitted to sell shares of Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Company’s theneffective policy on trading in Company securities (the “Policy”), or (iii) on a date when Holder is otherwise permitted to sell shares of Stock on an established stock exchange or stock market, then such shares will not be delivered on such Original Issuance Date and will instead be delivered on the first business day of the next occurring “open window” period applicable to Holder pursuant to such Policy (regardless of whether Holder has experienced a Termination at such time) or the next business day when Holder is not prohibited from selling shares of Stock on the open market, but in no event later than the later of (x) December 31st of the calendar year in which the Original Issuance Date occurs (that is, the last day of Holder’s taxable year in which the Original Issuance Date occurs), or (y) to the extent permitted by Treasury Regulations Section 1.409A-1(b)(4) without penalty, the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the Original Issuance Date occurs.

Termination:     Section 7(d) of the Plan regarding treatment of Restricted Stock Units upon Termination is incorporated herein by reference and made a part hereof. In the event of Holder’s Termination for any reason, all unvested Restricted Stock Units shall be cancelled and forfeited as of the date of such Termination.
General Unsecured
Creditor:     Holder shall have only the rights of a general unsecured creditor of the Company until shares of Stock are issued in respect of the Restricted Stock Units.
Transfer Restrictions:    Holder shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock Units before they vest and are settled, and any attempt to sell, transfer, pledge, or otherwise encumber the Restricted Stock Units in violation of the foregoing shall be null and void.
No Rights as a Stockholder:    Neither the Restricted Stock Units nor this Award Agreement shall entitle Holder to any voting rights or other rights as a stockholder of the Company unless and until the shares of Stock in respect of the Restricted Stock Units have been issued in settlement thereof. Without limiting the generality of the foregoing, no dividends (whether in cash or shares of Stock) or dividend equivalents shall accrue or be paid with respect to any Restricted Stock Units.
Clawback Policy; Share
Ownership Guidelines:     The Restricted Stock Units (and any compensation paid or shares issued in respect of the Restricted Stock Units) are subject to (i) any share ownership guidelines to which Holder may be subject, and (ii) recoupment in accordance with the Company’s Policy for the Recovery of Erroneously Awarded Compensation, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
Additional Terms:     The Restricted Stock Units shall be subject to the following additional terms:
•Any certificates representing the shares of Stock delivered to Holder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions as the Committee deems appropriate.
•Holder shall be the record owner of the shares of Stock issued in respect of the Restricted Stock Units until or unless such shares of Stock are repurchased or otherwise sold or transferred in accordance with the terms of the Plan, and as record owner shall generally be entitled to all rights of a stockholder with respect to the shares of Stock issued in respect of the Restricted Stock Units.
•Upon issuance of shares of Stock in respect of the Restricted Stock Units, Holder shall be required to satisfy applicable withholding tax obligations, if any, as provided in Section 16 of the Plan.
•This Award Agreement does not confer upon Holder any right to continue as an employee or service provider of the Service Recipient or any other member of the Company Group.
•This Award Agreement does not confer upon Holder any right to continue as an employee or service provider of the Service Recipient or any other member of the Company Group.
•Holder understands that the Restricted Stock Units are intended to be exempt from Section 409A of the Code as a “short term deferral” to the greatest extent possible and the Restricted Stock Units will be administered and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on Holder as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
•This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

•Holder agrees that the Company may deliver by email all documents relating to the Plan or the Restricted Stock Units (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). Holder also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify Holder by email or such other reasonable manner as then determined by the Company.
•This Award Agreement and the Plan constitute the entire understanding and agreement of the parties hereto and supersede all prior negotiations, discussions, correspondence, communications, understandings, and agreements (whether oral or written and whether express or implied) between the Company and Holder relating to the subject matter of this Award Agreement. Without limiting the foregoing, to the extent Holder has entered into an employment or similar agreement with the Company or any of its Affiliates, and the terms noted in such employment or similar agreement are inconsistent with or conflict with this Award Agreement, then the terms of this Award Agreement will supersede and be deemed to amend and modify the inconsistent or conflicting terms set forth in such employment or similar agreement.

* * *

THE UNDERSIGNED HOLDER ACKNOWLEDGES RECEIPT OF THIS AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS UNDER THIS AWARD AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF BOTH THIS AWARD AGREEMENT AND THE PLAN.

ADAPTHEALTH CORP.	HOLDER
By:_______________________	____________________________
Signature	Signature
Title:______________________	Print Name:__________________
Date:_____________________	Date:_______________________